Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street, Suite #1700 Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

December 29, 2023

Cognition Therapeutics, Inc.

2500 Westchester Avenue

Purchase, New York 10577

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on December 29, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 6,030,532 shares (the “Resale Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which include (i) 6,000,000 shares of Common Stock (the “Common Stock Shares”) to be sold by the Selling Stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”), (ii) 6,000 shares of Common Stock (the “RSU Shares”) to be newly issued upon vesting of restricted stock units (the “RSUs”) and sold by the Selling Stockholders and (iii) 24,532 shares of Common Stock (the Option Shares”) to be newly issued upon exercise of options to purchase shares of Common Stock (the “Options”) and sold by the Selling Stockholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraphs 2 and 3 below, we have assumed that before the RSU Shares and Option Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its amended and restated certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s amended and restated certificate of incorporation is less than the number of RSU Shares and Option Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinions that:

1. The Common Stock Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. The RSU Shares have been duly authorized and, when issued upon settlement of the RSUs, will be validly issued, fully paid and non-assessable.

3. The Option Shares have been duly authorized and, when issued upon the exercise of the Options in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP